Transcript of

Quest Solution

Fourth Quarter and Year End 2015 Earnings Call

April 18, 2016/4:15 p.m. EDT

Participants

Brett Maas

Gilles Gaudreault – Chief Executive Officer

Tom Miller – Chairman and President

Scot Ross – Chief Financial Officer

Presentation

Operator

Good day, everyone, and welcome to today’s program. At this time all participants are in a listen-only mode. Later you will have the opportunity to ask questions during the question-and-answer session. (Operator instructions.)

It is now my pleasure to turn the conference to Brett Maas. Please go ahead.

Brett Maas

Thank you, operator. Good afternoon, everyone, and thank you for joining Quest Solution Fourth Quarter, Full Year 2015 Earnings Conference call. Joining me on the call today are Gilles Gaudreault, Chief Executive Officer; Tom Miller, Chairman and President; and Scott Ross, Chief Financial Officer.

Before we start, I’d like to remind everyone of the safe harbor statement included in this earnings press release. The Private Securities Litigation Reform Act of 1995 provides safe harbor for certain forward-looking statements, including statements made during the course of this call. These forward-looking statements are based the company’s current expectations and beliefs concerning the future development and the potential effects on the company. A number of these factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These forward-looking statements involve significant risks and uncertainties, some of which are beyond the control of the company and are subject to changes based on various future factors.

For more detailed discussion of some of the ongoing risks and uncertainties in the company’s business, I refer you to the company’s filings for the Securities and Exchange Commission, including our Form 10(k) for 2015 that was filed today, Monday, April 18, 2016. During this conference call, we will also disclose non-GAAP financial measures as defined by SEC Regulation G, including adjusted revenue, adjusted gross margin, and adjusted EBITDA, which we define as net income for both interest, taxes, depreciation, amortization, adjustments for acquisition-related and integration terms, asset impairment charges, purchase price accounting items recorded as part of our acquisitions, and other certain items that we believe do not reflect our core operating performance. The comparable GAAP financial information, including operating income, the GAAP measurement most directly comparable to adjusted EBITDA, and reconciliations are provided in the financial statements at the end of the fourth quarter and full year 2015 earnings press release.

At this time, I would like to turn the call over to Mr. Gilles Gaudreault, Chief Executive Officer. Gilles?

Transcript:
Quest Solution
Fourth Quarter and Year End 2015 Earnings Call
April 18, 2016/4:15 p.m. EDT

Gilles Gaudreault – Chief Executive Officer

Thank you, Brett, and good afternoon everyone. 2015 was a milestone year for Quest. We made tremendous progress towards growing and positioning our company for future commercial success and improved financial performance. For the full year 2015, we delivered revenue of $63.9 million, exceeding the top end of our guidance, and an increase of 7.1% over 2014; and adjusted EBITDA of nearly $1.6 million, a significant increase over the $208,000 reported for 2014. We continue to expect our business to generate consistent profitability and positive cash flow from operations going forward. Revenues are increasing in part from acquisitions, but we are also organically growing our revenues by expanding relationships with our existing clients as well as adding new logos and offerings.

We signed a number of new business contracts during the fourth quarter for a total of about $13.7 million in deliverable contract value. Our backlog of orders as of December 31, 2015 stood at $4.1 million, representing about 18% of the quarter’s business, consistent with past quarters. In addition, for the full year, we billed $8.2 million in maintenance contracts. With total deferred revenue taken over the lifetime of the agreement at the end of 2015 of $7.3 million, these contracts increase our net deferred revenue to $1.3 million, providing us with significant visibility into future revenues. To be clear, this is $1.3 million of earnings that will be recognized over the coming years.

Quest has consistently demonstrated it can win and service blue-chip customers. We are recognized by manufacturers, vendors, distributors, and our customers as a top-tier automatic identification and data capture company. We had several significant sales successes since the combination of Quest and ViascanQdata, and the combined offering is well positioned to assist Fortune 500 companies that are looking to streamline the number of different suppliers they work with by forming stronger relationships with a few go-to premier partner with the depth of experience and coverage to address more of their AIDC requirements.

We completed the combination of Quest with ViascanQdata in the fourth quarter of 2015, and as a result began 2016 with a broader suite of product offerings, a wider geographic footprint, a larger sales force, an increased production capacity, and purchasing power to serve our customers. Combined, these resources provide us with additional opportunities for our growing sales and proven profitability metrics. The combination also positions Quest to Southern California, Canada, and the Northeastern USA in the labeling business.

Without any new further investment, Quest adds the opportunity to double its label and ribbon production with existing manufacturing assets that are already paid for. Throughout the year, our sales professionals continue to develop a pipeline of qualified deals, which reflects the growing market demand for mobile technology solutions that improve operational efficiencies, reduce operating costs, and elevate service levels. We invested in two new sales representatives and a business development professional to increase our sales volume both in AIDC and identification solutions. And, we are also upselling present opportunities with billable systems engineering [indiscernible].

The increasing power and complexity of mobile device solutions makes the role that we play as an integrator even more critical to the success of a mobile technology deployment. The company has additionally started an additional focus of the image of Quest inclusive of social media, white papers, blogs, and other ways to stay in front of our existing as well as potential customers, which will further support the sales team efforts.

Throughout the year, we won significant new contracts with new clients. Our top ten accounts made up 48% of our US hardware sales, while the top ten accounts in our labels and ribbon segment made up to 42% of the Canadian sales. These included a global apparel retailer, two large pharmaceutical distribution companies, a leading do-it-yourself company, a nationwide home goods facility retailer, a large logistic company, a well-known diversified industrial manufacturer of commercial and residential products, and a provider of healthcare marketing services.

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Transcript:
Quest Solution
Fourth Quarter and Year End 2015 Earnings Call
April 18, 2016/4:15 p.m. EDT

The diversified mix of business in the retail, transportation and logistics, healthcare, and manufacturing, means Quest is not overly dependent on any one sector of business. This was a key strategy for Quest in the ViascanQdata transaction as well as to reduce the company’s concentration risk on any one customer or industry. Throughout 2016, our sales and sales support professionals will be focused on building upon this success and further expanding our pipeline.

With the additional capacity gained from the ViascanQdata combination, we anticipate a further shift of our product mix towards more consumables and labeling products, which we believe will support an increase in recurring revenue and drive margin expansion. In addition, we have begun shifting our offering to focus more on [indiscernible] value added technologies, including mobile cloud analytics, and the market is reacting favorably to our approach and offering.

We began 2016 with a sales plan that supports achieving more than $90 million in revenue with positive EBITDA for the full year. We remain actively focused on the integration of the core Quest business with the newly acquired Viascan business. Already, our sales teams are prepared to press sell products and services in a unified fashion following our annual sales meeting in Chicago this past February. Having now spent several months evaluating the two businesses closely, we believe we can achieve over $1 million in annualized cost savings from the elimination of redundancies, leveraging our combined purchasing power, and improved operational efficiencies from a more modern delivery infrastructure.

Keeping pace with the ever-evolving technology trends will require a modest level of investment in both our US sales organization and our production facilities. As part of the acquisition integration, we will be upgrading certain aspects of our US production facilities to include the transfer of manufacturing equipment from our facility in Montreal. When completed, this will allow for a meaningful increase in our emerging media [ph] business. We have also created a plan to streamline our SG&A. Concurrent with some changes designed to reduce subsidy overhead costs and a rollout of employee stock purchase plans, the executives of the combined company agreed to a temporary reduction of 20% of their salary as well as contributing up to 5% of their salary to the employee stock purchase plan.

This commitment and investment in the company from the executives will allow cash savings to be re-injected into the corporation. We have put together a program to allow our employees to participate in the growth of the company, and we are offering an employee stock purchase plan so employees can become shareholders of the corporation and ensure that everyone has a share focused. This will be at the employees’ discretion, and management will propose a participation level of 5%. This investment program will be available in Q2 2016.

In the first few months of 2016, Quest has already untaken concrete actions to align our action and our vision. In particular, we are working to streamline our capital structure and bolster our balance sheet. We have secured agreements to exchange subordinated debt for a new Series C preferred share. In effect, we are targeting to convert up to $9 million in debt, a liability, into equity, with payment terms that will benefit both the debtholders and Quest Solution. The impact of this initiative will increase our cash flow compared to the impact of debt payments, improve our balance sheet, and increase our effectiveness in terms of investment opportunity.

We have also canceled $10.4 million warrants and stock options. In addition to the executive salary cut reduction I mentioned, we have negotiated further credit facilities with main suppliers to increase volumes and to improve payment terms and entered negotiations for a new lease in Winnipeg to reduce our overhead costs. Within the next week or two, the company will be filing its proxy statement announcing our annual shareholder meeting as well as details on the new Series C preferred stock I just mentioned.

I will now turn the call over to Scot Ross, our Chief Financial Officer, for a review of our financial results for the quarter and full year. Scot?

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Transcript:
Quest Solution
Fourth Quarter and Year End 2015 Earnings Call
April 18, 2016/4:15 p.m. EDT

Scot Ross – Chief Financial Officer

Thank you Gilles, and good afternoon, everybody. Net revenues for the fourth quarter of 2015 increased to $22.9 million from $11.2 reported in the fourth quarter of 2014, an increase of 105% year-over-year. On a sequential basis, fourth quarter 2015 revenue increased $6.2 million, or 37%. Fourth quarter of 2015 included approximately $5.2 million of revenue from the merger with ViascanQdata that was completed in the fourth quarter of 2015. Our gross margin was $4.2 million, or 18.5% of net revenue for the fourth quarter ending December 31, 2015, compared to gross profit of $2.3 million or 20.8% of revenue in the year-ago period and compared to $3.2 million or 19.1% of our revenues in the third quarter of 2015. Gross profit margin for the fourth quarter was lower due primarily to customer and product mix.

Fourth quarter of 2015 net loss was approximately $1.7 million, compared to net income of $255,000 in the fourth quarter of 2014. The reason is that we had an independent valuation prepared of BCS Solutions, the acquisition we completed in the fourth quarter of 2014, and it resulted in the company recording an allocation of the purchase price to the intangible assets that were acquired, and those assets were amortized beginning Q4 of 2015. This was approximately $2.5 million of amortization expense for the acquired intangibles that was recorded in the fourth quarter that contributed to the net loss for the quarter and for the year.

On a GAAP basis, our operating expenses included non-cash expenses, including depreciation, amortization of acquired intangibles, and stock-based compensation for employee and director stock options. Without the effect of these non-cash charges, the adjusted earnings before interest, taxes, depreciation, and amortization, or adjusted EBITDA for the fourth quarter of 2015 was $134,000, compared to positive adjusted EBITDA of $58,000 in the fourth quarter of 2014. We use adjusted EBITDA as a key non-GAAP earnings measure of the underlying operations of our core business.

Turning now to the year-to-date results, full year net revenue for 2015 increased to $63.9 million from net revenue of $37.3 million in 2014, an increase of 71% year-over-year. This increase is primarily attributable to the acquisition of BCS in November 2014 and ViascanQdata in October 2015 as well as additional synergies and organic growth of the company. Gross profit was $13.2 million or 20.6% of net revenue for the full year 2015, compared to gross profit of $7.3 million or 19.7% of net revenue in 2014.

The 2015 net loss was approximately $1.71 million, or $0.05 per share, compared to net income of $301,000, or $0.01 per share in 2014. The net loss includes several nonrecurring items, including $1.6 million of interest on debt resulting from recent acquisitions. Approximately $894,000 of that was non-cash interest charged to operations and $751,000 of stock-based compensation expense.

Our operating expenses included non-cash expenses of depreciation, amortization of acquisition intangibles, and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the earnings before interest, taxes, depreciation, and amortization, or EBITDA, for the full year 2015 was $813,000, compared to a negate EBITDA of $100,000 in the year-ago period ending December 31, 2014.

Turning to our balance sheet for just a moment, we ended the fourth quarter of 2015 with $1.5 million in cash, compared to $234,000 at December 31, 2014. Approximately $691,000 of our cash was deemed restricted cash at year end 2015. At December 31, 2015, net deferred revenue was $1.3 million, compared to $288,000 at December 31, 2014, and approximately $1 million at September 30, 2015.

Our deferred revenue consists of prepaid third-party hardware service agreements, software maintenance and service contracts, and the related costs and expenses recorded net of the revenue invoiced. The company had deferred revenue of $7.3 million and deferred costs of $6.1 million as of December 31, 2015, for a net deferred revenue of $1.3 million. This net deferred revenue will be recognized in the income statement over the term of the contracts as it is earned, normally one to five years, with three years being the average contract term. At the end of December, our backlog of signed contract orders was approximately $4.1 million for both the US and Canada. The backlog reflects orders expected to be delivered within the next six months.

Let me now turn the call over to Tom Miller, our Chairman and President, for an update of our current business operations.

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Transcript:
Quest Solution
Fourth Quarter and Year End 2015 Earnings Call
April 18, 2016/4:15 p.m. EDT

Tom Miller – Chairman and President

Thank you, Scot. I want to spend some time to add to what Gilles has said our integration efforts and our strategic initiatives going forward. We have a lot going on, and we are focused on eliminating duplication in our business, streamlining our operation to reduce expenses, and solidifying our balance sheet and capital structure.

In our administration and finance function, we have several initiatives underway to streamline the processes and systems. In the short term, we will implement the Sage ERP system companywide, and Vice President Jean-Paul Chartier will head up an internal team to oversee this project with the collaboration with our Canadian and USA financial staff and controllers. Once this is done, we will proceed with the Sage and CRM integration, and this project is a very key Q2 and Q3 priority.

In an effort to streamline efficiency in Canada and USA, we are evaluating options to centralize certain functions. This strategy has several objectives: First, to eliminate redundancies; second, to create a single administration platform across Quest; third, we want to simplify our decision-making process and communications; and fourth, we expect this initiative to reduce overall expenses of over $1 million in annualized savings.

In Southern California, it is our objective to increase manufacturing of labels out of our location in order to serve the base of accounts in Southwest United States and increase our overall market penetration. Simultaneously, we are investing in sales, marketing, and our system engineers to take advantage of the opportunities in front of us. Our first priority is also to add labeling field specialists. These are sales people in the United States where we are looking to significantly expand our sales volume

In 2016, another key focus will be the creation of an e-commerce and portal strategy. This year, we will make sure that our CRM solution is deployed companywide and that our ERP and CRM systems are fully integrated, so our customers can go online to order, track, and trace their orders throughout the supply chain. In Canada, our Winnipeg presence will remain, but our overhead costs will be reduced. We are looking for a smaller Winnipeg office lease, and we will make sure our employees are properly set up for a mobile workforce environment. We also are evaluating options for our US facilities with a similar eye toward centralized decision-making, reducing costs, and improving efficiency. Over time, our Eugene, Oregon headquarters will become increasingly prominent, while we still maintain a strong presence in California.

So, as was mentioned earlier, in the aggregate, these integration and streamlining efforts are expected to result in over $1 million reduction in our fixed costs on an annualized basis, and we expect these initiatives to be completed by the end of third quarter. Gilles, I will now turn the call back to you.

Gilles Gaudreault – Chief Executive Officer

Thank you, Tom. 2015 was a busy and productive year. For 2016 the primary objectives of our business remain the same. Accelerate growth at our above current market growth rate of 5% to 7% by leveraging the strengths of larger, more robust organizations, increase our gross margin by targeting new opportunities that offer a larger portion of higher margin services and media requirements as part of the scope of the work, reduce our delivery and operating costs by eliminating redundancies, and leveraging our purchasing power. We look forward to bringing you updates on our progress throughout the year.

With that, I would now like to turn the call to the operator for Q&A.

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Transcript:
Quest Solution
Fourth Quarter and Year End 2015 Earnings Call
April 18, 2016/4:15 p.m. EDT

Operator

(Operator instructions.) We’ll pause a few moments to allow questions to queue.

Well take our first question from George Guttman, with Jericho Partners. Please go ahead.

Q: Good afternoon. This is not really a question; it’s a comment more towards Tom. In the second quarter conference call last year, I asked you if we can now look forward to more robust news flow as Quest and VCS have merged and integrated. You assured us shareholders that more news flow was forthcoming. For whatever reason, that has not happened.

I’m not looking to ask why, I’m not looking to ask what you’re going to do about it going forward. I just would like to convey, I’m going to use an innocuous word, the angst of current shareholders as we seem to be in the dark. It’s very difficult to keep shareholders engaged when we have no communication, and it is virtually impossible to get anybody new interested in Quest because there’s nothing that they could see. Okay, that’s the end of my rant. Sorry about that.

Now here’s a question. You guys mentioned that there’s about $4 million worth of preferred that’s going to be exchanged for debt, and then you mentioned something, $9 million. Will it be a total of $9 million or is it $4 million plus $9 million? Could you clarify please?

Gilles Gaudreault – Chief Executive Officer

Yes, this is Gilles speaking. Well, first of all, thank you for your comments as far as the press releases are concerned. I would like to give you an answer after that question, if I may.

As far as the conversion to the C stock, right now, we have already concluded with some noteholders, and we are finalizing with some of the others. Our aim is to be as high as $9 million, to reach the $9 million, but as we speak right now, we’re more half of that number. But we’re still working towards getting the other half resolved within the next few weeks.

Q: Okay, let me ask you this also. You announced that you will purchase up to 4.5 million shares of the common shares, you, meaning the company, of which approximately 900,000 has already been bought back in a private transaction. These shares, will they exclude what the employees will buy over time, and for that matter, I note that you guys said that the insiders, or the executives, will contribute 5% of their salary to buy back shares as well. So, in addition to the 4.5 million or 3.5 million that is left, can we assume that over time, in fact, more shares will be pulled out of the market?

Gilles Gaudreault – Chief Executive Officer

Well, first of all, George, what we’re planning to do is to make sure that the employee stock program is going to be non-diluted. So, what we are planning to do is to buy back some of the shares, yes. Unfortunately, I cannot share out exactly what is the game plan on that, but our aim is to buy back some of the stock and to make sure that it is going to be non-diluted for all of the other shareholders.

Q: I’m not sure that this question has an answer, but the way I look at it, and the way some of the smart people that I talk to look at, as presently constructed, Quest should be cheap, even at $0.35, $0.40, $0.45, and yet, the stock is where it is. There’s nothing that can be done about it now. Let me ask you this. Is there a parameter or price range where the stock will go to where you, the company, will no longer consider it feasible or profitable, so to speak, to continue to buy back stock?

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Transcript:
Quest Solution
Fourth Quarter and Year End 2015 Earnings Call
April 18, 2016/4:15 p.m. EDT

Gilles Gaudreault – Chief Executive Officer

Well, we’re not there to try to determine what would be the value. I think that me, as CEO, and us as top management of the corporation, our goal is to make sure that the shareholders are getting the benefit of being a shareholder of Quest Solution. There are only a few ways that this part could be achieved. The first one is to make sure that the corporation is going to be sustainable profit-wise. As you see, the corporation is pulling EBITDA margin now; it’s going to be pulling EBITDA margin for the year 2016. That’s what we have declared today. And we know that in corporations like we’re in, some people are there to trade the stock, so they’re there for the short term. And some other people are going to be there for the long term.

Yes, the stock will vary. If you look at last year, the value of the stock, without the acquisition of Viascan and without the acquisition of VCS was at $0.51. Today, it’s trading lower. So of course, it’s going to go down, it’s going to go up, but we know that the corporation, by sustaining the profit, and to make sure that the EBITDA margin is going to be maintained, well, the stock should trade higher. Is it going to be at sometimes being lower and at sometimes being higher? The answer to that is yes.

Q: Thank you.

Operator

And it appears we have no questions at this time. I’ll return the floor to our speakers for additional comments.

Gilles Gaudreault – Chief Executive Officer

Well, I would like to thank you all for this call of today, and operator, I would like for you to conclude with the call today.

Operator

Okay. Very well, and ladies and gentlemen, this does conclude today’s program. Thanks for your participation. You may now disconnect. Have a great day.

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